Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Medtronic reports first quarter
fiscal 2026 financial results

11th quarter in a row of mid-single digit organic revenue growth;
Poised to accelerate growth

GALWAY, Ireland – August 19, 2025 – Medtronic plc (NYSE: MDT), a global leader in healthcare technology, today announced financial results for its first quarter (Q1) of fiscal year 2026 (FY26), which ended July 25, 2025.

Key Highlights
•Revenue of $8.6 billion, adjusted revenue of $8.5 billion, increased 8.4% as reported and 4.8% organic
•GAAP diluted EPS of $0.81 increased 1%; non-GAAP diluted EPS of $1.26 increased 2%
•Company raises FY26 EPS guidance; reiterates FY26 organic revenue growth guidance
•Cardiac Ablation Solutions revenue increased nearly 50%, including 72% in the US, on strength of pulsed field ablation (PFA) products

•U.S. Centers for Medicare & Medicaid Services (CMS) posted proposed National Coverage Determination (NCD) for the Symplicity Spyral™ system for hypertension; final NCD expected on or before October 8, 2025
•Received CE Mark for LigaSure™ RAS vessel-sealing technology on Hugo™ robotic-assisted surgery (RAS) system

“We delivered another consistent quarter of mid-single digit organic revenue growth, with broad strength from several innovative product categories, including Pulsed Field Ablation, Transcatheter Valves, Neuromodulation, Diabetes, and Leadless Pacing,” said Geoff Martha, Medtronic chairman and chief executive officer. “We’re confident and well positioned to accelerate our revenue growth in the second half of our fiscal year, as we make meaningful progress on our major growth drivers.”

Financial Results
Medtronic reported Q1 worldwide revenue of $8.578 billion and adjusted revenue of $8.539 billion, an increase of 8.4% as reported and 4.8% on an organic basis. The organic revenue growth comparison excludes:
•Other revenue of $72 million in the current year and -$52 million in the prior year; and
•Foreign currency benefit of $159 million on the remaining segments.

Q1 revenue by segment included:
•Cardiovascular Portfolio revenue of $3.285 billion increased 9.3% as reported and 7.0% organic, with a high-single digit increase in Cardiac Rhythm & Heart Failure, mid-single digit increase in Structural Heart & Aortic, and low-single digit increase in Coronary & Peripheral Vascular, all on an organic basis;
•Neuroscience Portfolio revenue of $2.416 billion increased 4.3% reported and 3.1% organic, with a high-single digit increase in Neuromodulation and mid-single digit increase in Cranial & Spinal Technologies, offset by a low-single digit decrease in Specialty Therapies, all on an organic basis;

•Medical Surgical Portfolio revenue of $2.083 billion grew 4.4% as reported and 2.4% organic, with low-single digit organic growth in both Surgical & Endoscopy and Acute Care & Monitoring; and
•Diabetes business revenue of $721 million increased 11.5% as reported and 7.9% organic.
Q1 GAAP operating profit and operating margin were $1.445 billion and 16.8%, respectively, increases of 13% and 70 basis points, respectively. As detailed in the financial schedules included at the end of the release, Q1 non-GAAP operating profit and operating margin were $2.016 billion and 23.6%, respectively, an increase of 3% and decrease of 80 basis points, respectively.

Q1 GAAP net income and diluted earnings per share (EPS) were $1.040 billion and $0.81, respectively, flat and an increase of 1%, respectively. As detailed in the financial schedules included at the end of this release, Q1 non-GAAP net income and non-GAAP diluted EPS were $1.626 billion and $1.26, respectively, both increases of 2%. Non-GAAP diluted EPS had no impact from foreign currency translation.

Guidance
The company today reiterated its FY26 revenue growth and raised its FY26 EPS guidance.

The company continues to expect FY26 organic revenue growth of approximately 5%. The organic revenue growth guidance excludes the impact of foreign currency exchange and revenue reported as Other. Including Other revenue and the impact of foreign currency exchange, assuming recent foreign currency exchange rates, FY26 revenue growth on a reported basis would be in the range of 6.5% to 6.8%.

Excluding the potential impact from tariffs, Medtronic now expects underlying FY26 diluted non-GAAP EPS growth to be approximately 4.5% versus the prior guidance of approximately 4%. Including the reduced potential impact from tariffs of approximately

$185 million versus the prior range of approximately $200 million to $350 million, Medtronic is raising its FY26 diluted non-GAAP EPS guidance to the new range of $5.60 to $5.66 versus the prior range of $5.50 to $5.60.

“As a result of our Q1 EPS outperformance and improved tariff impact assumption, we are raising our full year EPS guidance,” said Thierry Piéton, Medtronic chief financial officer. “Our confidence continues to increase as we advance our revenue growth drivers and execute on efficiencies in manufacturing, supply chain, and operating expenses to drive earnings growth, and increase our growth investments in R&D, sales, and marketing, all with a deliberate focus on creating long-term shareholder value.”

Video Webcast Information
Medtronic will host a video webcast today, August 19, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its business for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Quarterly Earnings icon at investorrelations.medtronic.com, and this earnings release will be archived at news.medtronic.com. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Past Events and Presentations link under the News & Events drop-down at investorrelations.medtronic.com.

Financial Schedules
The first quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Quarterly Earnings link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Galway, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across more than 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE: MDT), visit www.Medtronic.com and follow on LinkedIn.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, changing global trade policies, material acquisition and divestiture transactions, general economic conditions, and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly or annual figures increasing, decreasing or remaining flat are in comparison to fiscal year 2025, and references to sequential changes are in comparison to the prior fiscal quarter. Unless stated otherwise, quarterly and annual rates and ranges are given on an organic basis.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions, divestitures, or other significant discrete items. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

Contacts:
Erika Winkels
Public Relations
+1-763-526-8478

Ryan Weispfenning
Investor Relations
+1-763-505-4626

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FIRST QUARTER
	REPORTED				ORGANIC
(in millions)	FY26	FY25	Growth	Currency Impact(4)	FY26(5)	FY25(5)	Growth
Cardiovascular	$3,285	$3,007	9.3%	$68	$3,217	$3,007	7.0%
Cardiac Rhythm & Heart Failure	1,712	1,535	11.5	37	1,676	1,535	9.1
Structural Heart & Aortic	930	856	8.7	22	908	856	6.1
Coronary & Peripheral Vascular	643	616	4.5	10	633	616	2.9
Neuroscience	2,416	2,317	4.3	27	2,389	2,317	3.1
Cranial & Spinal Technologies	1,211	1,147	5.5	12	1,199	1,147	4.5
Specialty Therapies	702	713	(1.5)	9	694	713	(2.7)
Neuromodulation	504	457	10.2	7	496	457	8.6
Medical Surgical	2,083	1,996	4.4	40	2,044	1,996	2.4
Surgical & Endoscopy	1,612	1,544	4.4	32	1,580	1,544	2.3
Acute Care & Monitoring	471	452	4.3	8	464	452	2.6
Diabetes	721	647	11.5	23	698	647	7.9
Total Reportable Segments	8,506	7,967	6.8	159	8,347	7,967	4.8
Other(2)	72	(52)	NM(3)	3	—	—	—
TOTAL	$8,578	$7,915	8.4%	$162	$8,347	$7,967	4.8%

(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Includes the historical operations and ongoing transition agreements from businesses the Company has exited or divested and adjustments to the Company's Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court and the Legislative Decree published by the Italian government on June 30, 2025 for certain prior years since 2015.
(3)Not meaningful (NM)
(4)The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(5)The three months ended July 25, 2025 includes $231 million of revenue adjustments, including $33 million of inorganic revenue for the transition activity noted in (2), $39 million reduction in the Italian payback accruals due to changes in estimates further described in note (2), and $159 million of favorable currency impact on the remaining segments. The three months ended July 26, 2024 excludes $52 million of revenue adjustments related to $90 million of incremental Italian payback accruals further described in note (2) and $38 million of inorganic revenue related to the transition activity noted in (2).

MEDTRONIC PLC
U.S. REVENUE(1)(2)
(Unaudited)

	FIRST QUARTER
	REPORTED			ORGANIC
(in millions)	FY26	FY25	Growth	FY26	FY25	Growth
Cardiovascular	$1,479	$1,403	5.5%	$1,479	$1,403	5.5%
Cardiac Rhythm & Heart Failure	834	766	8.9	834	766	8.9
Structural Heart & Aortic	371	368	0.8	371	368	0.8
Coronary & Peripheral Vascular	274	268	2.1	274	268	2.1
Neuroscience	1,624	1,565	3.8	1,624	1,565	3.8
Cranial & Spinal Technologies	890	855	4.1	890	855	4.1
Specialty Therapies	393	398	(1.3)	393	398	(1.3)
Neuromodulation	341	312	9.4	341	312	9.4
Medical Surgical	884	881	0.4	884	881	0.4
Surgical & Endoscopy	622	630	(1.3)	622	630	(1.3)
Acute Care & Monitoring	263	251	4.5	263	251	4.5
Diabetes	217	215	0.9	217	215	0.9
Total Reportable Segments	4,205	4,064	3.5	4,205	4,064	3.5
Other(3)	20	18	6.4	—	—	—
TOTAL	$4,224	$4,082	3.5%	$4,205	$4,064	3.5%

(1)U.S. includes the United States and U.S. territories.
(2)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(3)Includes historical operations and ongoing transition agreements from businesses the Company has exited or divested.

MEDTRONIC PLC
INTERNATIONAL REVENUE(1)
(Unaudited)

	FIRST QUARTER
	REPORTED				ORGANIC
(in millions)	FY26	FY25	Growth	Currency Impact(4)	FY26(5)	FY25(5)	Growth
Cardiovascular	$1,806	$1,604	12.6%	$68	$1,737	$1,604	8.3%
Cardiac Rhythm & Heart Failure	878	769	14.2	37	842	769	9.4
Structural Heart & Aortic	558	487	14.6	22	536	487	10.1
Coronary & Peripheral Vascular	369	347	6.3	10	359	347	3.4
Neuroscience	792	752	5.4	27	765	752	1.7
Cranial & Spinal Technologies	320	292	9.7	12	309	292	5.7
Specialty Therapies	309	314	(1.7)	9	301	314	(4.4)
Neuromodulation	163	146	11.9	7	156	146	6.9
Medical Surgical	1,199	1,115	7.5	40	1,159	1,115	4.0
Surgical & Endoscopy	990	915	8.3	32	958	915	4.8
Acute Care & Monitoring	209	200	4.1	8	201	200	0.2
Diabetes	504	432	16.7	23	481	432	11.4
Total Reportable Segments	4,301	3,903	10.2	159	4,142	3,903	6.1
Other(2)	53	(70)	NM(3)	3	—	—	—
TOTAL	$4,354	$3,832	13.6%	$162	$4,142	$3,903	6.1%

(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Includes the historical operations and ongoing transition agreements from businesses the Company has exited or divested and adjustments to the Company's Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court and the Legislative Decree published by the Italian government on June 30, 2025 for certain prior years since 2015.
(3)Not meaningful (NM)
(4)The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(5)The three months ended July 25, 2025 includes $212 million of revenue adjustments, including $14 million of inorganic revenue for the transition activity noted in (2), $39 million reduction in the Italian payback accruals due to changes in estimates further described in note (2), and $159 million of favorable currency impact on the remaining segments. The three months ended July 26, 2024 excludes $70 million of revenue adjustments related to $90 million of incremental Italian payback accruals further described in note (2) and $19 million of inorganic revenue related to the transition activity noted in (2).

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 25, 2025	July 26, 2024
Net sales	$8,578	$7,915
Costs and expenses:
Cost of products sold, excluding amortization of intangible assets	3,001	2,761
Research and development expense	726	676
Selling, general, and administrative expense	2,806	2,655
Amortization of intangible assets	459	414
Restructuring charges, net	45	47
Certain litigation charges, net	27	81
Other operating expense, net	70	1
Operating profit	1,445	1,278
Other non-operating income, net	(33)	(157)
Interest expense, net	176	167
Income before income taxes	1,302	1,268
Income tax provision	255	220
Net income	1,047	1,049
Net income attributable to noncontrolling interests	(7)	(6)
Net income attributable to Medtronic	$1,040	$1,042
Basic earnings per share	$0.81	$0.81
Diluted earnings per share	$0.81	$0.80
Basic weighted average shares outstanding	1,281.6	1,293.3
Diluted weighted average shares outstanding	1,287.1	1,296.5
The data in the schedule above has been intentionally rounded to the nearest million.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 25, 2025
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$8,578	$3,001	65.0%	$1,445	16.8%	$1,302	$1,040	$0.81	19.6%
Non-GAAP Adjustments:
Amortization of intangible assets(2)	—	—	—	459	5.5	459	374	0.29	18.5
Restructuring and associated costs(3)	—	(16)	0.1	67	0.8	67	51	0.04	22.4
Acquisition and divestiture-related items(4)	—	(7)	—	58	0.7	58	48	0.04	17.2
Certain litigation charges, net	—	—	—	27	0.3	27	21	0.02	22.2
(Gain)/loss on minority investments(5)	—	—	—	—	—	113	107	0.08	6.2
Other(6)	(39)	—	(0.2)	(39)	(0.5)	(39)	(30)	(0.02)	20.5
Certain tax adjustments, net	—	—	—	—	—	—	16	0.01	—
Non-GAAP	$8,539	$2,979	65.1%	$2,016	23.6%	$1,987	$1,626	$1.26	17.8%
Currency impact	(159)	(46)	(0.1)	(10)	0.3			—
Currency Adjusted	$8,380	$2,933	65.0%	$2,006	23.9%			$1.26

	Three months ended July 26, 2024
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,915	$2,761	65.1%	$1,278	16.1%	$1,268	$1,042	$0.80	17.4%
Non-GAAP Adjustments:
Amortization of intangible assets	—	—	—	414	5.1	414	340	0.26	18.1
Restructuring and associated costs(3)	—	(9)	0.1	62	0.8	62	51	0.04	19.4
Acquisition and divestiture-related items(4)	—	(10)	0.1	12	0.1	12	11	0.01	8.3
Certain litigation charges, net	—	—	—	81	1.0	81	68	0.05	16.0
(Gain)/loss on minority investments(5)	—	—	—	—	—	(17)	(17)	(0.01)	—
Medical device regulations(7)	—	(11)	0.1	14	0.2	14	11	0.01	21.4
Other(6)	90	—	0.6	90	1.1	90	70	0.05	22.2
Certain tax adjustments, net	—	—	—	—	—	—	17	0.01	—
Non-GAAP	$8,004	$2,730	65.9%	$1,953	24.4%	$1,925	$1,592	$1.23	17.0%
See description of non-GAAP financial measures contained in the press release dated August 19, 2025.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(2)The Company recognized $45 million of accelerated amortization on certain intangible assets within the Cardiovascular Portfolio.
(3)The charges primarily relate to employee termination benefits and facility related and contract termination costs.
(4)The charges primarily include business combination costs, changes in fair value of contingent consideration, and exit of business-related charges. For the three months ended July 25, 2025, exit of business-related charges primarily relate to the impending separation of the Diabetes business and costs associated with the Company's June 2021 decision to stop the distribution and sale of the Medtronic HVAD System.
(5)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(6)Reflects adjustments to the Company's Italian payback accruals resulting from the two July 22, 2024 rulings by the Constitutional Court and the Legislative Decree published by the Italian government on June 30, 2025 for certain prior years since 2015.
(7)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended July 25, 2025
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$8,578	$2,806	32.7%	$726	8.5%	$70	0.8%	$(33)
Non-GAAP Adjustments:
Restructuring and associated costs(2)	—	(5)	—	—	—	—	—	—
Acquisition and divestiture-related items(3)	—	(26)	(0.2)	—	—	(25)	(0.3)	—
Other(4)	(39)	—	—	—	—	—	—	—
(Gain)/loss on minority investments(5)	—	—	—	—	—	—	—	(113)
Non-GAAP	$8,539	$2,775	32.5%	$725	8.5%	$44	0.5%	$(146)
See description of non-GAAP financial measures contained in the press release dated August 19, 2025.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)The charges primarily relate to employee termination benefits and facility related and contract termination costs.
(3)The charges primarily include changes in fair value of contingent consideration and exit of business-related charges, which primarily relate to the impending separation of the Diabetes business and costs associated with the Company's June 2021 decision to stop the distribution and sale of the Medtronic HVAD System.
(4)Reflects adjustments to the Company's Italian payback accruals resulting from the Legislative Decree published by the Italian government on June 30, 2025 for certain prior years since 2015.
(5)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended
(in millions)	July 25, 2025	July 26, 2024
Net cash provided by operating activities	$1,088	$986
Additions to property, plant, and equipment	(504)	(520)
Free Cash Flow(2)	$584	$466
See description of non-GAAP financial measures contained in the press release dated August 19, 2025.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 25, 2025	July 26, 2024
Operating Activities:
Net income	$1,047	$1,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	748	662
Provision for credit losses	28	18
Deferred income taxes	167	88
Stock-based compensation	86	83
Other, net	159	(9)
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	288	110
Inventories	(373)	(217)
Accounts payable and accrued liabilities	(598)	(604)
Other operating assets and liabilities	(464)	(194)
Net cash provided by operating activities	1,088	986
Investing Activities:
Additions to property, plant, and equipment	(504)	(520)
Purchases of investments	(2,100)	(1,879)
Sales and maturities of investments	2,010	2,157
Other investing activities, net	(125)	(17)
Net cash used in investing activities	(719)	(259)
Financing Activities:
Change in current debt obligations, net	649	(624)
Issuance of long-term debt	—	3,209
Payments on long-term debt	(1,162)	—
Dividends to shareholders	(910)	(898)
Issuance of ordinary shares	95	89
Repurchase of ordinary shares	(123)	(2,492)
Other financing activities, net	70	(15)
Net cash used in financing activities	(1,381)	(731)
Effect of exchange rate changes on cash and cash equivalents	67	31
Net change in cash and cash equivalents	(945)	27
Cash and cash equivalents at beginning of period	2,218	1,284
Cash and cash equivalents at end of period	$1,273	$1,311

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$402	$394
Interest	81	119

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.